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                                                             Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



                     OHIO CASUALTY CORPORATION REPORTS
                   FINANCIAL RESULTS FOR SECOND QUARTER


FAIRFIELD, OHIO, July 26, 2006 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced the following results for its second quarter ended June 30, 2006, compared with the same period of the prior year:

  - Net income of $35.6 million, or $0.55 per diluted share, versus $42.1 million, or $0.63 per diluted share;
  -  All Lines combined ratio (GAAP) of 99.2% versus 95.5%; and
  -  Operating income (A) of $32.2 million versus $33.2 million.

Results for the six months ended June 30, 2006, compared with the same period of the prior year:

  - Net income of $87.5 million, or $1.35 per diluted share, versus $79.8 million, or $1.18 per diluted share;
  -  All Lines combined ratio (GAAP) of 97.0% versus 95.5%; and
  -  Operating income (A) of $74.9 million versus $70.9 million.

President and Chief Executive Officer Dan Carmichael commented, "Our second quarter operating results reflected both a highly competitive marketplace, a higher, more normal pattern of catastrophe losses and our determination not to compromise our underwriting standards to chase marginal opportunities. Our two primary challenges continue to be the monitoring and controlling of expenses and finding more opportunities to grow with adequately priced business. We remain confident that our strategy will continue to optimize results and produce superior benefits for policyholders, independent agents and our shareholders."

The major components of net income are summarized in the table below:


                                              Three Months               Six Months
Summary Income Statement                     Ended June 30,            Ended June 30,
($ in millions, except share data)          2006        2005          2006        2005
----------------------------------          ----        ----          ----        ----

Premiums and finance charges earned       $355.5      $365.5        $713.2      $727.8
Investment income less expenses             51.9        48.6         102.8        97.0
Investment gains realized, net               5.3        13.8          19.5        13.8
                                          ------------------        ------------------
  Total revenues                           412.7       427.9         835.5       838.6

Losses and benefits for policyholders      199.3       191.7         388.3       382.8
Loss adjustment expenses                    42.7        40.4          79.4        83.3
Underwriting expenses                      110.7       117.4         224.5       229.5
Corporate and other expenses                11.2        18.7          21.3        33.6
                                          ------------------        ------------------
  Total expenses                           363.9       368.2         713.5       729.2

Income before income taxes                  48.8        59.7         122.0       109.4

Income tax expense:
 On investment gains realized                1.9         4.8           6.9         4.8
 On all other income                        11.3        12.8          27.6        24.8
                                           -----------------         -----------------
  Total income tax expense                  13.2        17.6          34.5        29.6

Net income                                 $35.6       $42.1         $87.5       $79.8
                                           =================         =================

Average shares outstanding - diluted  64,351,335  66,997,317    64,591,888  69,327,993
Net income, per share - diluted            $0.55       $0.63         $1.35       $1.18

Results for the second quarter included $10.8 million of favorable development in loss and loss adjustment expense reserves for prior accident years, compared with favorable development of $2.9 million in the second quarter of 2005. Reserve development was favorable for most product lines during the second quarter 2006 with the exception of a couple product lines which experienced adverse development.

Consolidated pre-tax net investment income increased $3.3 million in the quarter as a result of a modest improvement in reinvestment yields resulting from the upward movement in interest rates and positive operating cash flows.

Book value per share decreased $0.15, or 0.7% to $22.39 at June 30, 2006, compared to $22.54 at December 31, 2005.

During the second quarter, the Corporation repurchased 2,197,929 shares of its common stock at an average cost of $29.48 per share, which brings the total shares repurchased under the program to 3,750,814 at an average cost of $28.08. Total authorized shares remaining under the program at June 30, 2006 is 249,186.

In addition, Moody's Investors Service announced that it has affirmed the Baa3 senior debt rating of Ohio Casualty Corporation and the A3 insurance financial strength rating of its operating subsidiaries. In the same rating action, Moody's changed the outlook on the ratings to positive from stable.



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For a more detailed discussion of the financial condition and the results of operations at June 30, 2006, please see the Quarterly Report on Form 10-Q for this period, filed with the Securities and Exchange Commission (SEC).

Supplemental financial information for the second quarter ended June 30, 2006, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 10:00 a.m. EDT on Thursday, July 27, 2006. The call is being webcast by Vcall and can be accessed directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through October 27, 2006. To listen to call playback by telephone, dial 1-800-642-1687, then enter
ID code 2055088. Call playback begins at 1 p.m. EDT on July 27, 2006 and extends through 11:59 p.m. on July 29, 2006.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the third quarter will start October 1, 2006 extending through the time of the earnings conference call, tentatively scheduled for November 2, 2006.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2006.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                               Three Months           Six Months
                                               Ended June 30,        Ended June 30,
($ in millions, except per share data)        2006       2005       2006       2005
--------------------------------------        ----       ----       ----       ----
Operating income                             $32.2      $33.2      $74.9      $70.9
After-tax net realized gains                   3.4        8.9       12.6        8.9
                                             -----      -----      -----      -----
Net income                                   $35.6      $42.1      $87.5      $79.8
                                             =====      =====      =====      =====

Operating income
   per share - diluted                       $0.50      $0.50      $1.16      $1.05
After-tax net realized gains per
   share - diluted                            0.05       0.13       0.19       0.13
                                             -----      -----      -----      -----
Net income per share - diluted               $0.55      $0.63      $1.35      $1.18
                                             =====      =====      =====      =====

Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                               Three Months           Six Months
                                               Ended June 30,        Ended June 30,
($ in millions)                               2006       2005       2006       2005
---------------                               ----       ----       ----       ----
Net income                                $   35.6   $   42.1   $   87.5   $   79.8
Average shareholders' equity               1,408.4    1,351.2    1,400.8    1,352.8
Return on equity based on
 annualized net income                       10.1%      12.5%      12.5%      11.8%
                                             =====      =====      =====      =====

Operating income                          $   32.2   $   33.2   $   74.9   $   70.9
Adjusted average shareholders' equity      1,257.0    1,090.2    1,231.5    1,069.0
Return on equity based on
 annualized operating income                 10.2%      12.2%      12.2%      13.3%
                                             =====      =====      =====      =====

Average shareholders' equity              $1,408.4   $1,351.2   $1,400.8   $1,352.8
Average unrealized gains                     151.4      261.0      169.3      283.8
                                          --------   --------   --------   --------
Adjusted average shareholders'
 equity                                   $1,257.0   $1,090.2   $1,231.5   $1,069.0
                                          ========   ========   ========   ========